Exhibit 99.1
The Goldman Sachs Group, Inc.  |  200 West Street  |  New York, New York 10282

GOLDMAN SACHS REPORTS FIRST QUARTER EARNINGS PER COMMON SHARE OF $5.59
NEW YORK, April 20, 2010 — The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $12.78 billion and net earnings of $3.46 billion for its first quarter ended March 31, 2010. Diluted earnings per common share were $5.59 compared with $3.39 for the first quarter of 2009 and $8.20 for the fourth quarter of 2009. Annualized return on average common shareholders’ equity (ROE) (1) was 20.1% for the first quarter of 2010.
Business Highlights
•	The firm continued its leadership in investment banking, ranking first in worldwide announced and completed mergers and acquisitions (2) and public common stock offerings (3) for the year-to-date.

•	Fixed Income, Currency and Commodities (FICC) generated quarterly net revenues of $7.39 billion, reflecting strength in the franchise across products and regions.

•	The accrual for compensation and benefits expenses was 43.0% of net revenues for the first quarter of 2010, down from 50.0% for the first quarter of 2009. The ratio of compensation and benefits to net revenues for the first quarter of 2010 is the firm’s lowest ever first quarter ratio, 650 basis points lower than the firm’s historical reported first quarter average ratio of 49.5%.

•	Book value per common share increased 4% during the quarter to $122.52 and tangible book value per common share (4) increased 3% during the quarter to $111.41.

•	The firm continues to manage its capital conservatively. The firm’s Tier 1 capital ratio under Basel I (5) was 15.0% as of March 31, 2010. The firm’s Tier 1 common ratio under Basel I (6) was 12.4% as of March 31, 2010.

“Our performance in the first quarter reflects more signs of growth across the economy and the strength of our client franchise,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer. “While we are encouraged by growth prospects for the economy, we continue to put a premium on strong capital and liquidity levels, and disciplined risk management. In light of recent events involving the firm, we appreciate the support of our clients and shareholders, and the dedication and commitment of our people.”

Media Relations: Lucas van Praag 212-902-5400   |   Investor Relations: Dane E. Holmes 212-902-0300

Net Revenues
Investment Banking
Net revenues in Investment Banking were $1.18 billion, 44% higher than the first quarter of 2009 and 28% lower than the fourth quarter of 2009.
Net revenues in Financial Advisory were $464 million, 12% lower than the first quarter of 2009, reflecting a decline in industry-wide completed mergers and acquisitions. Net revenues in the firm’s Underwriting business were $720 million, more than double the amount in the first quarter of 2009. Net revenues in equity underwriting were significantly higher, primarily reflecting a significant increase in industry-wide equity and equity-related offerings compared with a difficult first quarter of 2009. Net revenues in debt underwriting were also significantly higher, primarily reflecting an increase in leveraged finance activity. The firm’s investment banking transaction backlog was essentially unchanged compared with the end of 2009. (7)
Trading and Principal Investments
Net revenues in Trading and Principal Investments were $10.25 billion, 43% higher than the first quarter of 2009 and 60% higher than the fourth quarter of 2009.
Net revenues in FICC were $7.39 billion, 13% higher than the first quarter of 2009, reflecting strength in the client franchise. These results reflected strong performances in credit products, mortgages and currencies, which were each significantly higher compared with the first quarter of 2009. Net revenues in interest rate products and commodities were also strong, although each was significantly lower compared with particularly strong results in the first quarter of 2009. During the first quarter of 2009, credit products included losses from corporate debt and private equity investments, and mortgages included a loss of approximately $800 million (excluding hedges) on commercial mortgage loans and securities. During the first quarter of 2010, FICC operated in an environment characterized by strong client-driven activity, increased volumes across several businesses, tighter bid-offer spreads and a decline in volatility levels.
Net revenues in Equities were $2.35 billion, 18% higher than the first quarter of 2009. These results reflected strong net revenues in derivatives, which were significantly higher than the first quarter of 2009. In addition, results in principal strategies were positive compared with losses in the first quarter of 2009. Commissions were lower compared with the first quarter of 2009, reflecting generally lower market volumes. During the quarter, Equities operated in an environment largely characterized by an increase in global equity prices and a decline in volatility levels.
Principal Investments recorded net revenues of $510 million for the first quarter of 2010. These results included a net gain of $760 million from corporate principal investments, partially offset by a loss of $222 million related to the firm’s investment in the ordinary shares of Industrial and Commercial Bank of China Limited (ICBC) and a net loss of $34 million from real estate principal investments.

Asset Management and Securities Services
Net revenues in Asset Management and Securities Services were $1.34 billion, 8% lower than the first quarter of 2009 and 14% lower than the fourth quarter of 2009.
Asset Management net revenues were $946 million, essentially unchanged from the first quarter of 2009. During the first quarter of 2010, assets under management decreased $31 billion to $840 billion, due to $39 billion of net outflows, primarily reflecting outflows in money market assets, consistent with industry trends, partially offset by inflows in fixed income assets, and $8 billion of market appreciation, primarily in equity assets.
Securities Services net revenues were $395 million, 21% lower than the first quarter of 2009. The decrease in net revenues primarily reflected tighter securities lending spreads, principally due to the impact of changes in the composition of securities lending customer balances, partially offset by the impact of higher average customer balances.
Expenses
Operating expenses were $7.62 billion, 12% higher than the first quarter of 2009.
Compensation and Benefits
The accrual for compensation and benefits expenses (including salaries, estimated year-end discretionary compensation, amortization of equity awards and other items such as payroll taxes, benefits and severance costs) was $5.49 billion for the first quarter of 2010. The ratio of compensation and benefits to net revenues was 43.0% for the first quarter of 2010, down from 50.0% for the first quarter of 2009.
Non-Compensation Expenses
Non-compensation expenses were $2.12 billion, 2% higher than the first quarter of 2009 and 23% lower than the fourth quarter of 2009. The increase compared with the first quarter of 2009 primarily reflected higher levels of business activity, as well as the impact of charitable contributions of $40 million and net provisions for litigation and regulatory proceedings of $21 million during the first quarter of 2010. These increases were partially offset by decreased depreciation and amortization expenses, due to the impact of significantly higher real estate impairment charges in the first quarter of 2009 related to consolidated entities held for investment purposes.
Provision for Taxes
The effective income tax rate for the first quarter of 2010 was 33.0%, up slightly from 32.5% for fiscal year 2009.

Capital
As of March 31, 2010, total capital was $253.35 billion, consisting of $72.94 billion in total shareholders’ equity (common shareholders’ equity of $65.99 billion and preferred stock of $6.96 billion) and $180.41 billion in unsecured long-term borrowings. Book value per common share was $122.52 and tangible book value per common share (4) was $111.41, an increase of 4% and 3%, respectively, during the quarter. Book value and tangible book value per common share are based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 538.6 million at period end.
In keeping with the firm’s long-standing policy of repurchasing shares to offset increases in share count over time resulting from employee share-based compensation, the firm repurchased 13.2 million shares of its common stock at an average cost per share of $172.15, for a total cost of $2.27 billion. Including the effect of these share repurchases, common shareholders’ equity increased $2.23 billion during the quarter.
Under the regulatory capital guidelines currently applicable to bank holding companies, the firm’s Tier 1 capital ratio under Basel I (5) was 15.0% as of March 31, 2010. The firm’s Tier 1 common ratio under Basel I (6) was 12.4% as of March 31, 2010. The firm’s ratio of tangible common shareholders’ equity (4) to Basel I risk-weighted assets (5) was 13.2% as of March 31, 2010.
Other Balance Sheet and Liquidity Metrics
•	Total assets (8) were $881 billion as of March 31, 2010, up 4% from December 31, 2009.
•	Level 3 assets (8) were approximately $45 billion as of March 31, 2010 (down from $46 billion as of December 31, 2009) and represented 5.1% of total assets.

•	Average global core excess liquidity (9) was $162 billion for the first quarter of 2010, essentially unchanged from the average for the fourth quarter of 2009.
Dividends
The Board of Directors of The Goldman Sachs Group, Inc. (the Board) declared a dividend of $0.35 per common share to be paid on June 29, 2010 to common shareholders of record on June 1, 2010. The Board also declared dividends of $231.77, $387.50, $247.22 and $247.22 per share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, respectively (represented by depositary shares, each representing a 1/1,000th interest in a share of preferred stock), to be paid on May 10, 2010 to preferred shareholders of record on April 25, 2010. In addition, the Board declared a dividend of $2,500 per share of Series G Preferred Stock to be paid on May 10, 2010 to preferred shareholders of record on April 25, 2010.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.
Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of the firm’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
Certain of the information regarding the firm’s capital ratios, risk-weighted assets, total assets, level 3 assets and average global core excess liquidity consist of preliminary estimates; these estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.
Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues, if any, that the firm actually earns from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline or weakness in general economic conditions, outbreak of hostilities, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of the firm’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
Conference Call
A conference call to discuss the firm’s results, outlook and related matters will be held at 8:00 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (U.S. domestic) or 1-706-679-5627 (international). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s web site, www.gs.com/shareholders. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s web site or by dialing 1-800-642-1687 (U.S. domestic) or 1-706-645-9291 (international) passcode number 65384365, beginning approximately two hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
SEGMENT NET REVENUES
(UNAUDITED)
$ in millions

	Three Months Ended			% Change From
	March 31,	December 31,	March 27,	December 31,	March 27,
	2010	2009	2009	2009	2009
Investment Banking
Financial Advisory	$464	$673	$527	(31)%	(12)%

Equity underwriting	371	624	48	(41)	N.M.
Debt underwriting	349	338	248	3	41

Total Underwriting	720	962	296	(25)	143

Total Investment Banking	1,184	1,635	823	(28)	44

Trading and Principal Investments
FICC	7,386	3,973	6,557	86	13

Equities trading	1,473	1,017	1,027	45	43
Equities commissions	881	915	974	(4)	(10)

Total Equities	2,354	1,932	2,001	22	18

ICBC	(222)	441	(151)	N.M.	N.M.
Other corporate and real estate gains and losses	726	51	(1,261)	N.M.	N.M.
Overrides	6	15	4	(60)	50

Total Principal Investments	510	507	(1,408)	1	N.M.

Total Trading and Principal Investments	10,250	6,412	7,150	60	43

Asset Management and Securities Services
Management and other fees	926	1,013	931	(9)	(1)
Incentive fees	20	112	18	(82)	11

Total Asset Management	946	1,125	949	(16)	—

Securities Services	395	443	503	(11)	(21)

Total Asset Management and Securities Services	1,341	1,568	1,452	(14)	(8)

Total net revenues	$12,775	$9,615	$9,425	33	36

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
In millions, except per share amounts and total staff

	Three Months Ended			% Change From
	March 31,	December 31,	March 27,	December 31,	March 27,
	2010	2009	2009	2009	2009
Revenues
Investment banking	$1,184	$1,635	$823	(28)%	44%
Trading and principal investments	9,195	5,050	5,706	82	61
Asset management and securities services	978	1,162	989	(16)	(1)

Total non-interest revenues	11,357	7,847	7,518	45	51

Interest income	3,001	3,075	4,362	(2)	(31)
Interest expense	1,583	1,307	2,455	21	(36)

Net interest income	1,418	1,768	1,907	(20)	(26)

Net revenues, including net interest income	12,775	9,615	9,425	33	36

Operating expenses
Compensation and benefits	5,493	(519)	4,712	N.M.	17

Brokerage, clearing, exchange and distribution fees	562	608	536	(8)	5
Market development	110	108	68	2	62
Communications and technology	176	169	173	4	2
Depreciation and amortization	372	392	549	(5)	(32)
Occupancy	256	237	241	8	6
Professional fees	182	215	135	(15)	35
Other expenses	465	1,028	382	(55)	22

Total non-compensation expenses	2,123	2,757	2,084	(23)	2

Total operating expenses	7,616	2,238	6,796	N.M.	12

Pre-tax earnings	5,159	7,377	2,629	(30)	96
Provision for taxes	1,703	2,429	815	(30)	109

Net earnings	3,456	4,948	1,814	(30)	91

Preferred stock dividends	160	161	155	(1)	3

Net earnings applicable to common shareholders	$3,296	$4,787	$1,659	(31)	99

Earnings per common share
Basic (10)	$6.02	$9.01	$3.48	(33)%	73%
Diluted	5.59	8.20	3.39	(32)	65

Average common shares outstanding
Basic	546.0	530.5	477.4	3	14
Diluted	590.0	584.0	489.2	1	21

Selected Data
Total staff at period end (11)	33,100	32,500	31,600	2	5
Total staff at period end including consolidated entities held for investment purposes (12)	38,500	36,200	35,500	6	8

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(UNAUDITED)
Average Daily VaR (13)
$ in millions

	Three Months Ended
	March 31,	December 31,	March 27,
	2010	2009	2009
Risk Categories
Interest rates	$109	$126	$218
Equity prices	88	89	38
Currency rates	35	31	38
Commodity prices	49	38	40
Diversification effect (14)	(120)	(103)	(94)

Total	$161	$181	$240

Assets Under Management (15) $ in billions

	As of			% Change From
	March 31,	December 31,	March 31,	December 31,	March 31,
	2010	2009	2009	2009	2009
Asset Class
Alternative investments	$147	$146	$141	1%	4%
Equity	150	146	101	3	49
Fixed income	324	315	248	3	31

Total non-money market assets	621	607	490	2	27

Money markets	219	264	281	(17)	(22)

Total assets under management	$840	$871	$771	(4)	9

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Balance, beginning of period	$871	$848	$798

Net inflows / (outflows)
Alternative investments	1	(1)	(2)
Equity	(2)	1	(1)
Fixed income	7	20	(3)

Total non-money market net inflows / (outflows)	6	20	(6)

Money markets	(45)	(8)	(5)

Total net inflows / (outflows)	(39)	12	(11)

Net market appreciation / (depreciation)	8	11	(16)

Balance, end of period	$840	$871	$771

Principal Investments (16) $ in millions

	As of March 31, 2010
	Corporate	Real Estate	Total
Private	$9,960	$1,235	$11,195
Public	2,758	53	2,811

Subtotal	12,718	1,288	14,006
ICBC ordinary shares (17)	7,538	—	7,538

Total	$20,256	$1,288	$21,544

Footnotes
(1)	Annualized ROE is computed by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. The following table sets forth the firm’s average common shareholders’ equity:

Average for the
Three Months Ended
March 31, 2010
(unaudited, $ in millions)
Total shareholders’ equity	$72,432
Preferred stock	(6,957)

Common shareholders’ equity	$65,475

(2)	Dealogic — January 1, 2010 through March 31, 2010.

(3)	Thomson Reuters — January 1, 2010 through March 31, 2010.

(4)	Tangible common shareholders’ equity equals total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets. Tangible book value per common share is computed by dividing tangible common shareholders’ equity by the number of common shares outstanding, including restricted stock units granted to employees with no future service requirements. Management believes that tangible common shareholders’ equity is meaningful because it is one of the measures that the firm and investors use to assess capital adequacy. The following table sets forth the reconciliation of total shareholders’ equity to tangible common shareholders’ equity:

As of
March 31, 2010
(unaudited, $ in millions)
Total shareholders’ equity	$72,944
Preferred stock	(6,957)

Common shareholders’ equity	65,987
Goodwill and identifiable intangible assets	(5,983)

Tangible common shareholders’ equity	$60,004

(5)	The Board of Governors of the Federal Reserve System (Federal Reserve Board) is the primary U.S. regulator of The Goldman Sachs Group, Inc., a bank holding company and a financial holding company under the U.S. Bank Holding Company Act of 1956. As a bank holding company, the firm is subject to consolidated regulatory capital requirements administered by the Federal Reserve Board. The firm is reporting its Tier 1 capital ratios calculated in accordance with the regulatory capital requirements currently applicable to bank holding companies, which are based on the Capital Accord of the Basel Committee on Banking Supervision (Basel I). The Tier 1 capital ratio equals Tier 1 capital divided by risk-weighted assets. The firm’s risk-weighted assets under Basel I were approximately $456 billion as of March 31, 2010. This ratio represents a preliminary estimate as of the date of this earnings release and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2010. For a further discussion of the firm’s capital ratios, see “Equity Capital” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(6)	The Tier 1 common ratio equals Tier 1 common capital divided by risk-weighted assets. As of March 31, 2010, Tier 1 common capital was $56.3 billion, consisting of Tier 1 capital of $68.3 billion less preferred stock of $7.0 billion and junior subordinated debt issued to trusts of $5.0 billion. Management believes that the Tier 1 common ratio is meaningful because it is one of the measures that the firm and investors use to assess capital adequacy. This ratio represents a preliminary estimate as of the date of this earnings release and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2010. For a further discussion of the firm’s capital ratios, see “Equity Capital” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(7)	The firm’s investment banking transaction backlog represents an estimate of the firm’s future net revenues from investment banking transactions where management believes that future revenue realization is more likely than not.

(8)	This amount represents a preliminary estimate as of the date of this earnings release and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2010.

Footnotes (continued)
(9)	The firm’s global core excess represents a pool of excess liquidity consisting of unencumbered, highly liquid securities that may be sold or pledged to provide same-day liquidity, as well as certain overnight cash deposits. This liquidity is intended to allow the firm to meet immediate obligations without the need to sell other assets or depend on additional funding from credit-sensitive markets in a difficult funding environment. This amount represents the average loan value (the estimated amount of cash that would be advanced by counterparties against these securities), as well as certain overnight cash deposits, of the global core excess. For a further discussion of the firm’s global core excess liquidity pool, see “Liquidity and Funding Risk” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. This amount represents a preliminary estimate as of the date of this earnings release and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2010.
(10)	Unvested share-based payment awards that have non-forfeitable rights to dividends or dividend equivalents are treated as a separate class of securities in calculating earnings per common share. The impact of applying this methodology was a reduction to basic earnings per common share of $0.02 and $0.01 for the three months ended March 31, 2010 and December 31, 2009, respectively. There was no impact to basic earnings per common share for the three months ended March 27, 2009.
(11)	Includes employees, consultants and temporary staff.
(12)	Compensation and benefits and non-compensation expenses related to consolidated entities held for investment purposes are included in their respective line items in the consolidated statements of earnings.
(13)	VaR is the potential loss in value of the firm’s trading positions due to adverse market movements over a one-day time horizon with a 95% confidence level. The modeling of the risk characteristics of the firm’s trading positions involves a number of assumptions and approximations. While management believes that these assumptions and approximations are reasonable, there is no standard methodology for estimating VaR, and different assumptions and/or approximations could produce materially different VaR estimates. For a further discussion of the calculation of VaR, see “Market Risk” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
(14)	Equals the difference between total VaR and the sum of the VaRs for the four risk categories. This effect arises because the four market risk categories are not perfectly correlated.
(15)	Substantially all assets under management are valued as of calendar month-end. Assets under management do not include the firm’s investments in funds that it manages.
(16)	Represents investments included within the Principal Investments component of the firm’s Trading and Principal Investments segment.
(17)	Includes interests of $4.76 billion as of March 31, 2010 held by investment funds managed by the firm. The fair value of the investment in the ordinary shares of ICBC, which trade on The Stock Exchange of Hong Kong, includes the effect of foreign exchange revaluation for which the firm maintains an economic currency hedge.